Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

NETBANK PAYMENT SYSTEMS, INC.,

NETBANK,

NETBANK, INC.,

PAYMENT ALLIANCE INTERNATIONAL, INC.

and

PAI ATM SERVICES, LLC

April 27, 2007

i

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	20
4.1	Organization, Good Standing and Power	20
4.2	Authorization of Transaction	20
4.3	Noncontravention	20
4.4	Litigation	20
4.5	Brokers’ Fees	20

ARTICLE V	COVENANTS	20
5.1	Notice of Developments	20
5.2	Risk of Loss	21
5.3	Access to Information	21
5.4	Affirmative Covenants of the Seller	21
5.5	Negative Covenants of the Seller	22
5.6	Satisfaction of Conditions Precedent	24
5.7	Exclusivity	24
5.8	Sponsorship Agreement	24
5.9	Press Releases	24
5.10	Tax Matters	25
5.11	Confidentiality, Non-Compete; Non-Solicitation; Non-Disparagement	25
5.12	Confidentiality of Terms of Transaction, Etc.	27
5.13	Further Assurances	27
5.14	Post-Closing Collections	27
5.15	Use of Names	27
5.16	Enforcement of Confidentiality and Proprietary Rights Agreements	28

ARTICLE VI	CONDITIONS TO THE PURCHASER’S OBLIGATIONS	28
6.1	Accuracy of Representations and Warranties	28
6.2	Covenants	28
6.3	No Litigation	28
6.4	Consents; Approvals	28
6.5	Material Adverse Change	28
6.6	Delivery of Documents	29
6.7	Compliance with Law	29
6.8	Amendments and Waivers	29

ARTICLE VII	CONDITIONS TO THE SELLER’S OBLIGATIONS	29
7.1	Accuracy of Representations and Warranties	29
7.2	Covenants	29
7.3	No Litigation	29
7.4	Consents; Approvals	29
7.5	Delivery of Documents	29
7.6	Compliance with Law	30

ARTICLE VIII	TERMINATION OF AGREEMENT	30
8.1	Termination	30

8.2	Effect of Termination	30

ARTICLE IX	INDEMNIFICATION	31
9.1	Indemnification by the Seller and the Parent	31
9.2	Indemnification by the Purchaser	31
9.3	Claim Procedure/Notice of Claim	32
9.4	Survival of Representations, Warranties and Covenants; Determination of Damages	33
9.5	Limitations on Indemnification Obligations	34

ARTICLE X	EMPLOYEE ARRANGEMENTS	35
10.1	Employees	35

ARTICLE XI	MISCELLANEOUS	36
11.1	Governing Law; Resolution of Disputes	36
11.2	Jurisdiction	38
11.3	Binding Upon Successors and Assigns	38
11.4	Severability	38
11.5	Entire Agreement	38
11.6	Successors and Assigns	39
11.7	Third Party Beneficiaries	39
11.8	Counterparts	39
11.9	Expenses	39
11.10	Amendment	39
11.11	Waiver	39
11.12	Notices	39
11.13	Construction of Agreement	40
11.14	No Joint Venture	40
11.15	Pronouns	40
11.16	Specific Performance	40

Table of Contents

EXHIBITS:

Exhibit A	Certain Definitions

Exhibit 1.7(a)	Form of Escrow Agreement

Exhibit 2.2(a)	Form of Bill of Sale to be executed by Seller

Exhibit 2.2(b)	Form of Assignment and Assumption Agreement of Real Property Lease

Exhibit 2.2(c)	Form of Assignment and Assumption Agreement of Contracts

Exhibit 2.2(d)	Form of Sponsorship Agreement between NetBank and Purchaser

Exhibit 2.2(h)	Form of Legal Opinion

Exhibit 2.3(f)	Form of Assumption Agreement to be executed by Purchaser

Exhibit 10.1(d)	Form of Employment Agreement

SCHEDULES:

Schedule 1.2(b)	Fixed Assets

Schedule 1.2(c)	Assumed Contracts

Schedule 1.2(d)	Assumed Lease

Schedule 1.2(l)	Additional Assets

Schedule 1.3(i)	Additional Excluded Assets

Schedule 1.4(d)	Additional Liabilities

Schedule 1.5(n)	Excluded Liabilities

Schedule 1.9	Purchase Price Allocation

Schedule 3.3	Noncontravention Representations

Schedule 3.4(a)	Financial Statement Representations

Schedule 3.4(b)	Aged Accounts Receivable

Schedule 3.5	Events Subsequent to Financial Statement Date

Schedule 3.9(a)	Material Contracts

Schedule 3.9(b)	Material Contracts Representations

Schedule 3.10(b)	Intellectual Property

Schedule 3.11(a)	Real Property Options

Schedule 3.11(b)	Real Property Leases

Schedule 3.12	Litigation

Schedule 3.13(a)	Employment Representations

Schedule 3.13(b)	Employee Information

Schedule 3.16(a)	Licenses

Schedule 3.17	Purchased ATMs

Schedule 3.20	Affiliated Transactions

Schedule 3.21(a)	Material Customers

Schedule 3.21(b)	Material Suppliers

Schedule 3.22	Consents

Schedule 3.23	Acceleration of Rights

Schedule 3.24	Names and Locations

Schedule 5.4(d)	Designated Contracts

Schedule 6.4	Consents and Approvals

Schedule 6.5	Operating and Other Data

Schedule 10.1(b)	Potential Employees

Schedule 10.1(h)	Senior Management

Schedule A-5	Liens

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 27, 2007 (the “Effective Date”), by and among NetBank Payment Systems, Inc., a Florida corporation (the “Seller”), NetBank, a federal savings bank (the “Owner”), NetBank, Inc., a Georgia corporation (“Parent”), Payment Alliance International, Inc., a Delaware corporation (“PAI”), and PAI ATM Services, LLC, a Delaware limited liability company (the “Purchaser”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Seller, is primarily engaged in the business (the “Business”) of selling, installing and servicing automated teller machines (“ATM”) and providing ATM and bankcard transaction and payment processing services;

WHEREAS, the Seller is a wholly-owned subsidiary of the Owner and Owner is a wholly-owned subsidiary of Parent;

WHEREAS, the Purchaser is a wholly-owned subsidiary of PAI; and

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase substantially all of the assets of the Seller used in or related to the Business, subject to Purchaser’s assumption of certain liabilities, upon the terms and subject to the conditions of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
PURCHASE, SALE, PURCHASE PRICE AND OTHER RELATED MATTERS

1.1           Purchase and Sale.  At the Closing on the Closing Date, the Seller shall sell, assign, convey, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire from the Seller all of the Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens (other than Permitted Encumbrances), upon the terms and subject to the conditions of this Agreement (including the payment by the Purchaser of the Purchase Price and the assumption of certain liabilities by the Purchaser).

1.2           Acquired Assets.  The term “Acquired Assets” means all right, title and interest in and to all of the assets of the Seller (other than the Excluded Assets), and all of the assets of Owner or Parent used in or related to the conduct of the Business, including, without limitation, all of the right, title and interest in and to:

(a)           Cash in the amount of $750,000 (including any cash owned by Seller described in Section 1.2(b));

(b)           all tangible personal property of the Seller (other than tangible personal property constituting Excluded Assets), and all tangible personal property of Parent or Owner used in the Business, including ATMs (including cash funds owned by Seller, if any, maintained for withdrawal at an ATM not to exceed $750,000 including cash described in Section 1.2(a)), inventory, operating supplies, furniture and equipment, leasehold improvements, vehicles, supplies, computers, telephone equipment, telecopiers and photocopiers (including the fixed assets set forth on Schedule 1.2(b));

(c)           all of the Contracts identified on Schedule 1.2(c) and all Contracts entered into in the Ordinary Course from the date hereof and prior to the Closing that are identified on a schedule to the Assignment and Assumption of Contracts to be delivered by the parties at Closing pursuant to Section 2.2(c) and 2.3(d) (collectively, the “Assumed Contracts”); provided, that in the event Purchaser determines following the Closing that the parties omitted a Material Contract on Schedule 3.9(a), Purchaser shall determine whether or not such Material Contract shall be deemed an Assumed Contract for all purposes under this Agreement;

(d)           the lease (the “Real Property Lease”) listed on Schedule 1.2(d) with respect to the leased real property (the “Leased Real Property”), and all improvements, fixtures, and fittings thereon, to the extent of the Seller’s interest, and easements, rights-of-way, and other appurtenants with respect thereto (such as appurtenant rights in and to public streets);

(e)           all Seller Intellectual Property and all rights to Third Party Intellectual Property, and all goodwill and related intangible property associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions;

(f)            all approvals, permits, licenses, orders, registrations, certificates and similar rights obtained from any Governmental Entity and used in the Business, to the extent permitted by applicable Law;

(g)           all telephone numbers used in the Business;

(h)           all customer and supplier lists and names related to the Business (in whatever form or medium);

(i)            copies of all files, papers, documents and records relating to the Business;

(j)            catalogues and sales literature and materials, advertising materials, marketing materials and plans, forms, catalogues and manuals used in the Business;

(k)           all computer hardware, software and programs, together with all users’ manuals, training manuals and other system and operations documentation relating to such computer programs used in the Business;

(l)            the other assets of Seller (the “Additional Assets”) listed on Schedule 1.2(l) which Seller and Purchaser hereby agree are Acquired Assets;

(m)          all guaranties, warranties, indemnities and similar rights in favor of the Seller, Parent or Owner with respect to any Acquired Asset; and

(n)           all other property, assets and rights owned by Seller, Owner or Parent as of the Closing Date that are used in the Business and which are not otherwise Excluded Assets.

1.3           Excluded Assets.  The term “Excluded Assets” means:

(a)           the Purchase Price received by the Seller for the Acquired Assets;

(b)           all rights of the Seller under this Agreement;

(c)           Contracts that have expired by their terms without default by either party or that are not Assumed Contracts;

(d)           all refunds of Taxes and rights to claim such refunds;

(e)           all rights of the Seller with respect to Excluded Liabilities, including defenses thereto and counterclaims which may be asserted in response thereto;

(f)            except as contemplated by Section 5.7, the name “NetBank Payment Systems” or “NetBank” and any derivative thereof;

(g)           all Cash in excess of $750,000, and, except to the extent listed on Schedule 1.2(l), all Accounts Receivable, accrued revenue, deposits, prepaid expenses and other current assets;

(h)           all insurance policies of Seller and all rights of Seller of any nature and description under or arising out of such insurance policies; and

(i)            all rights, properties, and assets set forth on Schedule 1.3(i).

1.4           Assumption of Liabilities.  On the terms and subject to the conditions set forth herein and except as contemplated by Section 1.5, on the Closing Date, Purchaser will assume the following Liabilities and obligations of the Seller (the “Assumed Liabilities”) but no others:

(a)           Seller’s obligation under the Real Property Lease arising on and after the Closing Date;

(b)           the current liabilities arising out of the Business on and after the Closing Date;

(c)           the Liabilities of the Seller with respect to performance obligations that arise out of the Business on or after the Closing Date under the Assumed Contracts, and which do not arise from or relate to a breach or default occurring under such Assumed Contracts prior to the Closing Date; and

(d)           the additional liabilities of the Seller (the “Additional Liabilities”) as described in Schedule 1.4(d) which Seller and Purchaser hereby agree are Assumed Liabilities.

1.5           Excluded Liabilities.  Notwithstanding any disclosure in any other Schedule or Exhibit hereto, Purchaser shall not assume any Liabilities, obligations or commitments of the Seller relating to or arising out of the operation of the Business or the ownership of the Acquired Assets prior to the Closing Date other than the Assumed Liabilities.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or in any way become liable for any of the debts, Liabilities, or obligations of any nature whatsoever (other than the Assumed Liabilities) relating to any Seller, the Business or the Acquired Assets, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Acquired Assets and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted that are described in clauses (a) through (p) below (collectively referred to herein as the “Excluded Liabilities”):

(a)           any of the Seller’s Liabilities or obligations under this Agreement, the Schedules attached hereto and any other agreements entered into by the Seller in connection with the transactions contemplated by this Agreement;

(b)           any of the Seller’s Liabilities or obligations for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’, accountants’ and brokerage fees);

(c)           any Liability or obligation of the Seller for Taxes for any period, including any Taxes imposed under Code Section 1374;

(d)           any Liability or obligation under or with respect to any Employee Benefit Plan or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by Sellers or its ERISA Affiliates, or with respect to which the Seller or any such ERISA Affiliate has any liability;

(e)           any Liability or obligation with respect to any products delivered or developed or services performed prior to the Closing in respect of product liability, infringement, misappropriation, violation of any Law of any Governmental Entity or any related claims or litigation;

(f)            any of the Seller’s Liabilities or obligations for vacation pay, sick pay, holiday pay, salary, bonuses or other payments or Liabilities arising at or before the Closing of any kind to any Hired Employees or current or former employee of the Seller;

(g)           any Liability or obligation relating to workers’ compensation claims which were filed or presented at or before the Closing or which are filed or presented after the Closing but relate to claims and/or injuries first arising at or before the Closing;

(h)           any of the Seller’s Liabilities or obligations (A) arising by reason of any violation or alleged violation of any Law of any Governmental Entity or any requirement of any

Governmental Entity, or (B) arising by reason of any breach or alleged breach by the Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree;

(i)            any Liabilities or obligations arising under any Environmental Law where the underlying facts, events or conditions existed or occurred at or prior to the Closing, irrespective of whether such Liability or obligation attaches to the Purchaser or Seller in the first instance;

(j)            any of Seller’s Liabilities or obligations relating to any legal action, proceeding or claim (other than those listed on Schedule 3.12) arising out of or in connection with Sellers’ conduct of the Business at or before the Closing or any other conduct of the Seller, the Seller’s officers, directors, employees, consultants, agents or advisors at or prior to the Closing;

(k)           any Liabilities or obligations in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

(l)            any of Sellers’ Liabilities or obligations which Purchaser may become liable for solely as a result of or in connection with the failure by Purchaser or Seller to comply with any bulk sales or bulk transfers laws or solely as a result of any “defacto merger” or “successor-in-interest” theories of liability;

(m)          any Liabilities or obligations arising out of or related to any Contract other than Assumed Contracts;

(n)           any Liabilities or obligations specifically set forth in Schedule 1.5(n) attached hereto (the “Excluded Liabilities Schedule”); and

(o)           any other Liabilities or obligations of Sellers other than Assumed Liabilities.

For purposes of this Section 1.5, “Seller” shall be deemed to include all Affiliates of the Seller and any predecessors to Sellers and any Person with respect to which the Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). The Seller hereby acknowledges that it is retaining the Excluded Liabilities, and the Seller shall pay, discharge and perform all such Excluded Liabilities promptly when due subject to Seller’s right to contest same.

1.6           Purchase Price.  The purchase price (the “Purchase Price”) for the Acquired Assets shall be an amount equal to Eighteen Million Dollars ($18,000,000) plus the estimated book value of the Additional Assets as set forth on Schedule 1.2(l) less the estimated amount of Additional Liabilities listed on Schedule 1.4(d).  A list and the book value of the Additional Assets and Additional Liabilities as of March 31, 2007 is attached as Schedule 1.2(l) and 1.4(d). Seller shall prepare and deliver to the Purchaser at least three (3) days prior to Closing an update of such schedules computed in the same manner as Schedule 1.2(l) and 1.4(d).  Seller shall provide Purchaser with appropriate detail supporting its determination.  Such determination shall be subject to adjustment following Closing pursuant to Section 1.8.

1.7           Payment of Purchase Price.

(a)           On or before the close of business on the date hereof, the Purchaser shall deliver to the Escrow Agent $500,000 (the “Deposit”) of the Purchase Price, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form attached hereto as Exhibit 1.7(a) (the “Escrow Agreement”).

(b)           At the Closing, the Purchaser shall deliver to the Seller by wire transfer in accordance with Seller’s instructions an amount (the “Closing Payment”) equal to the Purchase Price, minus the Deposit, and shall authorize the Escrow Agent to deliver the Deposit to the Seller.

1.8           Post Closing Adjustment.  Within sixty (60) days following the Closing, the Seller and the Purchaser shall determine the book value of the Additional Assets and the Additional Liabilities as of the Closing Date.  The calculation of the book value of the Additional Assets and Additional Liabilities shall be made in the same manner as the book value is calculated on Schedule 1.2(l) and 1.4(d).  If such amounts differ from the estimated amounts under Section 1.6, then the Purchase Price shall be redetermined and the appropriate party shall pay the other party the amount overpaid or underpaid at Closing (the “Post Closing Adjustment”).  If the Seller and the Purchaser are unable to agree upon the amounts to be finally determined under this Section 1.8, either Seller or Purchaser may submit the dispute to arbitration as provided in Section 11.1.

1.9           Purchase Price Allocation.  The parties agree that the Purchase Price shall be allocated among the Acquired Assets (the “Allocation”) as set forth on Schedule 1.9.  The Allocation shall be adjusted in accordance with applicable Law to reflect any adjustments to the Purchase Price arising out of the Post Closing Adjustment.  The parties shall report the sale and purchase of the Acquired Assets on all tax returns and tax forms (including Form 8594 of the Internal Revenue Service) in a manner consistent with such Allocation and shall not, in connection with the filing of such returns or forms or in any examination, claim for refund, or any contest (administrative or judicial) of any adjustment to any return, make any Allocation of the Purchase Price or take any position which is inconsistent with the Allocation.  The parties agree to consult with one another, to the extent legally permissible, with respect to any examination, claim for refund or any contest (administrative or judicial) of any adjustment to any return relating to the Allocation.

ARTICLE II

CLOSING

2.1           Closing Date.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Holland & Knight LLP, 50 North Laura Street, Suite 3900, Jacksonville, Florida 32202 at 10:00 a.m., local time, on (i) April 30, 2007, if all conditions (other than delivery of documents as required by Section 2.2 and 2.3) have been satisfied or (ii) if all such conditions have not been satisfied on April 30, 2007, then two business days after such conditions have been satisfied or (iii) at such other date and time as shall be agreed in writing by the parties to this Agreement (the “Closing Date”).

(b)           The Closing shall be effective as of 11:59 p.m., Eastern Daylight Time, on the Closing Date.  All of the Seller’s right, title and interest in and to the Acquired Assets shall transfer to the Purchaser, and Purchaser shall assume the Assumed Liabilities, on the Closing Date.

2.2           Deliveries by the Seller.  At or before the Closing, the Seller shall execute, if applicable, and deliver, or cause to be delivered, to the Purchaser the following items:

(a)           a Bill of Sale in the form of Exhibit 2.2(a), duly executed by the Seller dated and effective as of the Closing Date;

(b)           an Assignment and Assumption Agreement of each of the Real Property Lease in the form of Exhibit 2.2(b);

(c)           an Assignment and Assumption of Contracts in the form of Exhibit 2.2(c);

(d)           a Sponsorship Agreement in the form of Exhibit 2.2(d), duly executed by NetBank dated and effective as of the Closing Date;

(e)           a certificate of the Secretary of the Seller dated as of the Closing Date and attaching copies of the Articles of Incorporation and Bylaws of the Seller, evidence of good standing of the Seller in the State of Florida and authorizing resolutions of the Seller certifying as to the incumbency of the officers of the Seller executing the documents delivered in connection with the transactions contemplated by this Agreement;

(f)            a certificate signed by the executive officers of the Seller in their capacity as such to the effect that the conditions precedent set forth in Article VI have been satisfied;

(g)           all documents, certificates and agreements necessary to transfer to the Purchaser good and marketable title to the Acquired Assets; and

(h)           favorable opinions, dated the Closing Date, from Holland & Knight LLP, counsel for the Seller, and Charles E. Mapson, Chief Legal Executive of the Parent, in substantially the form of Exhibit 2.2(h).

2.3           Deliveries by the Purchaser.  At or before the Closing, the Purchaser shall execute, if applicable, and deliver, or cause to be delivered, to the Seller the following items:

(a)           the Closing Payment by wire transfer to Seller’s counsel prior to Closing for disbursement by such counsel at Closing;

(b)           instructions to Escrow Agent to deliver the Deposit to Seller;

(c)           an Assignment and Assumption Agreement of each of the Real Property Lease in the form of Exhibit 2.2(b);

(d)           an Assignment and Assumption of Contracts in the form of Exhibit 2.2(c);

(e)           a Sponsorship Agreement in the form of Exhibit 2.2(d), duly executed by the Purchaser dated and effective as of the Closing Date;

(f)            an Assumption Agreement in the form of Exhibit 2.3(f) assuming the Assumed Liabilities, duly executed by the Purchaser dated and effective as of the Closing Date;

(g)           a certificate of the Secretary of the Purchaser dated as of the Closing Date and attaching copies of the Certificate of Incorporation and Bylaws of the Purchaser, evidence of good standing of Purchaser in the State of Delaware and authorizing resolutions of the Purchaser and certifying as to the incumbency of the officers of the Purchaser executing the documents delivered in connection with the transactions contemplated by this Agreement; and

(h)           a certificate signed by the executive officers of the Purchaser in their capacity as such to the effect that the conditions precedent set forth in Article VII have been satisfied.

2.4           Third Party Consents.  Seller and Purchaser shall cooperate to obtain the consent of any Governmental Entity required to consummate the Closing.  Subject to Section 6.4, to the extent that the Seller’s rights under any Contract, permit or other asset to be assigned to the Purchaser under this Agreement may not be assigned without the consent of another Person which has not been obtained at or prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the assignor and assignee shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided, however, that no party shall be obligated to commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person or incur any other Liability therefor.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the assignee’s rights under the asset in question so that the assignee would not in effect acquire the benefit of all such rights, the assignor, to the maximum extent permitted by law, shall act after the Closing as the assignee’s agent in order to obtain for it the benefits thereunder and each party shall cooperate, to the maximum extent permitted by Law, with the other in any other reasonable arrangement designed to provide such benefits to the assignee.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that the statements contained in this Article III are correct and complete as of the date of this Agreement:

3.1           Organization, Good Standing and Power.  The Seller is a corporation, validly existing and in good standing under the laws of the State of Florida.  The Owner is a federal savings bank and owns all of the outstanding capital stock of the Seller.  Parent is a corporation, validly existing and in good standing under the laws of the State of Georgia.  The Seller has all requisite power and authority to carry on the Business and to own and use the assets and properties owned and used by it.  The Seller has furnished to the Purchaser true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on the date of this Agreement.

3.2           Authorization of Transactions.  Each of the Seller, the Parent and the Owner has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  Subject to receipt of approval by any Governmental Entity, the execution and delivery of this Agreement by the Seller, the Parent and the Owner and the consummation by the Seller, the Parent and the Owner of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller, the Parent and the Owner.  This Agreement has been duly and validly executed and delivered by the Seller, the Parent and the Owner and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of each the Seller, the Parent and the Owner enforceable against the Seller, the Parent and the Owner in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditors’ rights.

3.3           Noncontravention.  Subject to the receipt of the consents and approvals set forth in Section 6.4 and except as set forth on Schedule 3.3, the execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby, does not and will not, as the case may be, (a) conflict with or violate any provision of the Articles of Incorporation, Bylaws or any Contract, (b) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c)  result in the imposition of any Lien upon any of the Acquired Assets or (d) violate any Law applicable to the Seller or any of the Acquired Assets.

3.4           Financial Statements.

(a)           The Seller has delivered to the Purchaser a true and complete copy of the following financial statements (collectively, the “Seller Financial Statements”):  unaudited balance sheets and statements of income of the Seller, as of and for the two month period ending February 28, 2007 (the “Interim Financial Statements”) and as of and for the years ending December 31, 2004, 2005 and 2006.  Except as set forth on Schedule 3.4(a), the Seller Financial Statements (i) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered thereby, (ii) fairly present the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, and (iii) are consistent in all material respects with the books and records of the Seller, except that the Seller Financial Statements do not contain footnotes and presentation items as required by GAAP and the Interim Financial Statements are subject to normal year-end accruals and adjustments.

(b)           Subject to any of the reserves set forth therein, the Accounts Receivable included in the Acquired Assets shown on the Seller Financial Statements are valid and genuine, have arisen solely out of bona fide transactions in the Ordinary Course and are not subject to any prior assignment or Liens.  The Accounts Receivable included in the Acquired Assets are collectible at their recorded amounts, subject only to the reserve for doubtful accounts shown on the Seller Financial Statements within commercially reasonable periods of time consistent with past experience.  Schedule 3.4(b) sets forth an aged list of the unpaid accounts receivable owing to the Seller as of March 31, 2007, with the last known address of the trade debtors of the Seller.  At the Closing and during the Post-Closing Adjustment, the Seller shall provide the Purchaser with an updated schedule of all Accounts Receivable included in the Acquired Assets.

3.5           Events Subsequent to the Financial Statement Date.  Except as set forth in Schedule 3.5, since the Financial Statement Date, the Seller has conducted the Business only in the Ordinary Course and, since such date;

(a)           there has not been any Material Adverse Change not disclosed in writing to the Purchaser nor has there occurred any undisclosed event or development which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and

(b)           the Seller has not taken, or agreed to take, any of the actions set forth in Section 5.5;

(c)           subjected any of the Acquired Assets to any Lien;

(d)           issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Seller;

(e)           borrowed any amount or incurred or become subject to any indebtedness or other Liabilities, except trade payables and accrued liabilities incurred in the Ordinary Course;

(f)            sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to any Affiliates of the Seller) any of the Acquired Assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of $25,000 in the aggregate and other than licenses granted to customers in the Ordinary Course;

(g)           disclosed any proprietary or confidential information to any Person that is not subject to a confidentiality agreement that limits use or disclosure of such information solely for the recipient’s own use for the purposes of the agreement;

(h)           suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course;

(i)            suffered any theft, damage, destruction or casualty loss in excess of $50,000, to the Acquired Assets, whether or not covered by insurance;

(j)            entered into, amended, accelerated or terminated any Material Contract or taken any other action or entered into any other transaction involving more than $50,000 or otherwise outside the Ordinary Course, or entered into any transaction with any Insider;

(k)           made or granted any bonus or increase in the compensation or benefits of any employee of the Seller or (ii) entered into, amended, modified or terminated any Employee Benefit Plan;

(l)            conducted the Business’ billing and collection of receivables and inventory purchases other than in the Ordinary Course or changed its pricing structure;

(m)          made any capital expenditures or commitments therefor (other than in the Ordinary Course and in amounts sufficient to support ongoing business operations);

(n)           delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities;

(o)           made loans or advances to, guarantees for the benefit of, or any investments in, any Persons except payments of, and advances under, intercompany loans;

(p)           instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Seller of more than $25,000 in the aggregate;

(q)           granted any performance guarantees to the Business’ customers;

(r)            instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation of the Acquired Assets;

(s)           declared, set aside or paid any dividend or made any similar distribution, redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock (or other equity securities), or made any loan or entered into any transaction with or distributed any of the Acquired Assets to any of its officers, directors, shareholders, Affiliates or other Insiders, except for compensation paid in cash to Insiders in the Ordinary Course and except payments of, and advances under, intercompany loans;

(t)            acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets or stock; or

(u)           committed to do any of the foregoing.

3.6           Title to Assets.  The Seller has good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, tangible or intangible, free and clear of all Liens, other than the Permitted Encumbrances.  Subject to receipt of the third-party consents described in Section 6.4, the Seller has the right to convey and transfer the Acquired Assets to the Purchaser.  At the Closing, the Seller will have conveyed good title and interest in and to the Acquired Assets, free and clear of all Liens, other than Permitted Encumbrances.

3.7           Sufficiency/Condition of Assets.  Except for the Excluded Assets, the Acquired Assets comprise all of the assets, properties and rights used in or related to the Business and necessary to permit Purchaser to carry on the Business following the Closing in substantially the same manner as conducted as of the date hereof.  Each tangible Acquired Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.  Schedule 1.2(b) sets forth a true and complete copy of the fixed asset ledger of the Seller as of February 28, 2007.

3.8           Compliance with Laws.  The Seller and the conduct of the Business are and have been in compliance in all material respects with each applicable Law of any Governmental Entity.  No Legal Proceeding has been filed or commenced against the Seller alleging any failure to so comply and Seller has received no written notice that it is in violation of any Law.

3.9           Contracts.

(a)           Except as set forth on the Schedule 3.9(a), the Seller is not a party to or bound by any of the following (“Material Contracts”), whether written or oral, that are primarily used in or primarily related to the operation of the Business:

(i) collective bargaining agreement or other Contract with any labor union;

(ii) management agreement or other Contract for the employment of any employee or other Person on a full time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Acquired Assets (other than at-will employment agreements with the Seller’s employees which do not commit the Seller to severance, termination or other similar payments);

(iii) Contract relating to indebtedness (including any letter of credit arrangements, bonds and guarantees of any obligations) or to the mortgaging, pledging or otherwise placing a Lien on any of the Acquired Assets;

(iv) Contract, including, but not limited to, purchase orders, for the purchase, sale, distribution or marketing of materials, supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves consideration in excess of $25,000 per year or $25,000 in the aggregate;

(v) Contract which prohibits it from freely engaging in the Business anywhere in the world without any limitation or adverse consequences or from commercially exploiting any of the Acquired Assets;

(vi) Contract under which it has advanced or loaned any other Person any amounts;

(vii) other than the Real Property Lease and the Lake Forest Lease, Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other party which involves annual rental payments of greater than $25,000 or group of such Contracts with the same Person which involve consideration in excess of $25,000 in the aggregate;

(viii) other than the Real Property Lease and the Lake Forest Lease, Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $25,000;

(ix) Intellectual Property Contracts;

(x) warranty Contract with respect to its services rendered or its products sold or delivered, where the Seller remains currently obligated to perform under such warranty;

(xi) any Contract by and between, or among, the Seller and any of its Affiliates, including the Owner, or any Insider;

(xii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of the Hired Employees;

(xiii) Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Business, including, without limitation, Contracts containing “most favored nation” provisions;

(xiv) Contract which contains performance guarantees;

(xv) Contract involving the settlement of any Legal Proceeding or threatened Legal Proceeding with respect to which, as of the date of this Agreement, (A) any unpaid amount exceeds $25,000 or (B) conditions precedent to the settlement have not been satisfied;

(xvi) Contract appointing any agent to act on its or the Business’ behalf;

(xvii) power of attorney;

(xviii) Contract relating to the acquisition or sale of the Business and/or the Acquired Assets (or any material portion thereof), whether or not consummated and including any confidentiality agreements entered into with respect thereto;

(xix) other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000 per year or $25,000 in the aggregate or which cannot be canceled by such Seller within 30 days notice without premium or penalty; or

(xx) any other Contract that is material to the Business or primarily related to the Acquired Assets, whether or not entered into in the Ordinary Course.

(b)           The Seller has performed in all material respects all of the obligations required to be performed by it as of the date of this Agreement and is not in default with respect to any Material Contract.  Except as described in Schedule 3.9(b), each of the Material Contracts is legal, valid, binding, enforceable and in full force and effect with respect to the Seller, as applicable, and, to the Seller’s Knowledge, with respect to the other parties thereto.  Except as described in Schedule 3.9(b), the Seller is not, nor to the Seller’s Knowledge, is any other Person, in material breach or default and there is no occurrence, condition or act, with respect to the Seller, or to the Seller’s Knowledge, with respect to any other party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would constitute a material breach or a default or event of default under any Material Contract. The Seller has made available to the Purchaser a true, correct and complete copy of each Material Contract.

The Seller is not renegotiating any of the Material Contracts in a manner which would result in a Material Adverse Change.

(c)           No active merchant ATM and point of sale processing contract (each, a “Merchant Contract”) contains any restriction prohibiting or limiting the ability of the Seller (or the Purchaser following the Closing) to (i) engage in any line of business, (ii) compete with, obtain products or services from, or provide services or products to, any Person, (iii) carry on or expand the nature or geographical scope of the Business anywhere in the world, or (iv) enter into any Contract with any other Person.

(d)           With the exception of Contracts between Seller and any of the Material Suppliers listed on Schedule 3.21(b), no supplier contract listed in Schedule 1.2(c) contains any restriction materially prohibiting or limiting the ability of the Seller to (i) engage in the Business, (ii) compete with any Person, obtain products or services related to the Business from any Person, or provide services or products related to the Business to any Person, (iii) carry on or expand the nature or geographical scope of the Business anywhere in the United States, or (iv) enter into any Contract material to the Business with any other Person.

3.10         Intellectual Property.

(a)           The Seller owns, free and clear of all Liens, legally enforceable rights to use all Intellectual Property that is owned by it.  To the Seller’s Knowledge, the Seller is licensed or otherwise possesses, free and clear of all Liens, legally enforceable rights to use all other Intellectual Property that is used by it in the conduct of the Business (“Third Party Intellectual Property”).  Subject to the receipt of the consents described on Schedule 6.4, each item of Intellectual Property owned or used by the Seller will be owned or available for use by Purchaser on identical terms and conditions immediately following the Closing.

(b)           Schedule 3.10(b) sets forth: (i) all Intellectual Property owned by the Seller (“Seller Intellectual Property”); (ii) all licenses and other agreements as to which Seller is a party and pursuant to which any Person is authorized to use any Seller Intellectual Property; and (iii) all licenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any Third Party Intellectual Property of any third party.

(c)           To the Seller’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller Intellectual Property by any third party.

(d)           The Seller is not, nor will be as a result of the execution and delivery of this Agreement or, subject to the receipt of the consents described on Schedule 6.4, the performance of its respective obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Seller Intellectual Property or the Third Party Intellectual Property.

(e)           The Seller: (i) has not been sued in any suit, action or proceeding (or received any written notice or, to the Seller’s Knowledge, threat) which involves a claim of infringement of any Intellectual Property or other proprietary right of any third party; or (ii) has brought any Legal Proceeding for infringement of Seller Intellectual Property or breach of any license, sublicense or agreement involving Seller Intellectual Property against any third party.

To the Seller’s Knowledge, the conduct of the Business by or on behalf of the Seller does not infringe any Intellectual Property or other proprietary right of any third party.

3.11         Real Property.

(a)           The Seller does not own any real property.  Except as set forth on Schedule 3.11(a), the Seller does not have an outstanding option or right of first refusal to purchase any real property or any portion thereof or interest therein.

(b)           Other than the Seller’s lease and sublease of certain real property in Lake Forest, California (the “Lake Forest Lease”), Schedule 3.11(b) sets forth a list of all leases of real property leased or subleased to the Seller.  Except for the Lake Forest Lease and as set forth on Schedule 3.11(b), the Seller does not lease or sublease any real property.  The Seller has made available to the Purchaser correct and complete copies of the Real Property Lease.  With respect to the Real Property Lease:

(i)            no party to the lease has repudiated any provision thereof;

(ii)           there are no material disputes, oral agreements, or forbearance programs in effect as to the lease;

(iii)          the Seller has not subleased, licensed, assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

(iv)          the Seller is current on the monthly rent and all other charges due under such leases;

(v)           to the Seller’s Knowledge, all facilities leased have received all required approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof as currently operated by the Seller, and to the Seller’s Knowledge have been operated and maintained in accordance with applicable Laws; and

(vi)          all facilities leased are supplied with utilities and other services necessary for the operation of said facilities as currently operated by the Seller.

(c)           with respect to the Leased Real Property: (i) to Seller’s knowledge, the current use of such property and the operation of the Business and the Acquired Assets does not violate any instrument of record or Contract affecting such property or any applicable Law in any material respect (without any fines or monetary Liabilities attached); (ii) all buildings, structures and other improvements located on such property, including all material components thereof, are, to the Seller’s knowledge, structurally sound, in good operating condition and repair, subject only to the provision of usual and customary maintenance provided in the Ordinary Course with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving such property are sufficient to enable the continued operation of such property as it is now operated in connection with the conduct of the Business and the Acquired Assets; (iii) except for the Real Property Lease, there are, to the Seller’s knowledge, no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of such property except in favor of the Seller; and (iv) there are, to the Seller’s Knowledge, no parties (other than the Seller) in possession of the Leased Real Property.

3.12         Litigation.  Except as set forth on Schedule 3.12, there is no Legal Proceeding to which the Seller or any of the Acquired Assets, or the officers, directors or employees of the Seller (in their capacities as such) is a party and, to the Seller’s Knowledge, no such Legal Proceeding is threatened and, to the Seller’s Knowledge, there is no Basis for any such Legal Proceeding.  There is no Legal Proceeding pending or, to the Seller’s knowledge, threatened against the Seller or the Owner which questions or challenges the validity of this Agreement or the transactions contemplated hereby, or which could result in a Material Adverse Change.  With respect to all Legal Proceedings set forth on Schedule 3.12, the Seller is the plaintiff in such Legal Proceedings and no counterclaim has been asserted against the Seller.

3.13         Employees.

(a)           The Seller is in compliance in all material respects with all currently applicable Laws respecting labor and employment, applicant and employee background checking, immigration, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  Except as described in Schedule 3.13(a), the Seller is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees other than routine payments to be made in the Ordinary Course.  Except as set forth on Schedule 3.13(a), (i) there are no pending claims against the Seller under any workers compensation plan or policy or for long term disability, (ii) there are no controversies pending or, to the Seller’s Knowledge, threatened, between the Seller and any of its employees, which controversies have or could reasonably be expected to result in a Legal Proceeding, (iii) there is no pending claim against the Seller or complaint made by any employee of the Seller based on actual or alleged wrongful termination or any claim of unlawful dismissal or unfair dismissal or any claim on the basis of race, age, sex, disability or other harassment or discrimination, nor, to the Seller’s Knowledge, any Basis for any such claim, and (iv) none of the employees or of the Seller have given notice prior to the Effective Date to the Seller, nor is the Seller otherwise aware on the Effective Date, that any such employee intends to terminate his or her employment or engagement.  The Seller is not a party to any collective bargaining agreement or other labor union contract nor does the Seller know of any activities or proceedings of any labor union to organize any such employees.

(b)           Schedule 3.13(b) contains a complete and accurate list of the following information for each employee and independent contractor of the Seller, including each employee on leave of absence or layoff status:  name; job title; and current compensation or remuneration.  Except as set forth on Schedule 3.13(b), the Seller has not made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors or other Persons.

3.14         Environmental, Health and Safety Matters.

(a)           To the Seller’s Knowledge, the Seller has complied and is in compliance with all applicable Environmental Laws, and has no Liability and has had no Liability arise under applicable Environmental Laws.  Without limiting the generality of the foregoing, the Seller has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of its facilities and leased locations and the operation of its respective business.  There is no pending and, to the Seller’s Knowledge, there is no threatened civil, criminal or administrative litigation, written notice of violation, formal proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Seller, or any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Seller.

(b)           To the Seller’s Knowledge, there have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Seller for which the Seller may be liable under any Environmental Law.  To the Seller’s Knowledge, there have been no other releases of Materials of Environmental Concern at parcels of real property or facilities (including those owned, leased, operated or controlled by the Seller) that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Seller.

(c)           There are no environmental reports, investigations or audits possessed or controlled by the Seller (whether conducted by or on behalf of the Seller or a third party, and whether done at the initiative of the Seller or directed by any Governmental Entity or any other third party) relating to premises currently or previously owned, leased, or operated by the Seller.

3.15         Brokers’ Fees.  Other than Orissa Advisors Company, Inc. (“Advisors”), the Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Seller shall satisfy its obligations to Advisors.

3.16         Licenses.

(a)           The Seller currently maintains all licenses, certificates, permits, consents, authorizations and other governmental or regulatory approvals (the “Licenses”) necessary for the Seller to conduct the Business.  Schedule 3.16(a) sets forth a true, correct and complete list of all Licenses held by the Seller and the Governmental Entities granting such Licenses.

(b)           The Licenses for the Business are in full force and effect and no event has occurred that could result in the loss, suspension, withdrawal or limitation of such License. The Business is in compliance with the terms and conditions of all Licenses and has not received any notice that (i) it is in violation of any of the Licenses or (ii) that any of the Licenses will not be renewed.  To the Knowledge of the Seller, there is no Basis for nonrenewal of any of the Licenses.  There are no proceedings pending to revoke or withdraw such Licenses, and to the Knowledge of the Seller, there are no facts, circumstances or omissions involving the Business that could lead to such action. The Licenses constitute all the licenses, permits or approvals

necessary to conduct the Business in the manner and to the full extent that it is now being conducted.   No application for any License has been denied by final agency action.

3.17         ATMs and Other Tangible Property.  Schedule 3.17 lists every credit card, debit card and check point-of-sale payment terminal and ATM owned by the Seller (collectively, the “Purchased ATMs”) and sets forth the following information with respect to each Purchased ATM:  (i) the location by address of such Purchased ATM, (ii) the name of the merchant related to such Purchased ATM, (iii) the terminal identification number of such Purchased ATM, (iv) the surcharge, revenue, transactional and cash dispensed amounts for such Purchased ATM for the 12-month period ending December 2006 and the 2-month period ending February 2007, (v) the merchant or landlord payments for such Purchased ATM paid or incurred for such 12-month period and 2-month period and (vi) the make and model of such Purchased ATM.

3.18         Intentionally Left Blank .

3.19         Intentionally Left Blank .

3.20         Affiliated Transactions.  Except as set forth on the Schedule 3.20, neither Parent, Owner, nor their respective Affiliates and, to Seller’s knowledge, no employee of the foregoing or any individual related by blood, marriage or adoption to any such employee or any entity, other than a public company, in which any such Person or individual owns any beneficial interest, (an “Insider”), is a party to any Contract with the Seller relating to the Business or any of the Acquired Assets or has any interest in any of the Acquired Assets or has received any funds (other than base salary, bonuses and commissions paid to officers and employees in the Ordinary Course) from the Seller since the Financial Statement Date.  Except as set forth on Schedule 3.20, no portion of the Business is conducted by the Owner or Parent.

3.21         Customers and Suppliers.

(a)           The attached Schedule 3.21(a) lists (i) each customer of the Business accounting for more than 2% of the gross revenues of the Business for each of the two most recent fiscal years (and the revenues generated from such customer), and (ii) any additional current customers which the Seller reasonably anticipate shall account for more than 2% of the gross revenues of the Business for the current fiscal year (collectively, the “Material Customers”). Except as set forth on Schedule 3.21(a), (i) all Material Customers continue to be customers of the Business, (ii) the Seller has not received any notice, nor is the Seller otherwise aware, that any Material Customer will reduce materially its business with the Business from the levels achieved during the year ended December 31, 2006 or the two-month period ended February 28, 2007; (iii) since the Financial Statement Date, no Material Customer has terminated its relationship with the Business or, to the Seller’s Knowledge, threatened to do so; (iv) since the Financial Statement Date, no Material Customer has modified or, to the Seller’s knowledge, indicated that it intends to modify its relationship with the Business in a manner which is less favorable in any material respect to the Business or has agreed not to or, to the Seller’s knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to the Business as of the date hereof; and (v) the Seller is not involved in any material claim, dispute or controversy with any Material Customers. No Material Customer has threatened to take any of the actions described in this Section 3.21 as a result of the transactions contemplated by this Agreement or otherwise. To the Seller’s Knowledge, since the date of the Financial Statement Date, there has been no other adverse change in the relationship between the Business and any Material Customer.

(b)           The attached Schedule 3.21(b) lists each vendor, supplier, service provider and other similar business relation of the Business from whom the Seller purchased greater than $50,000 in goods and/or services over the course of the 12 months ending December 31, 2005 or December 31, 2006, the amounts owing to each such Person, and whether such amounts are past due (the “Material Suppliers”). Except as set forth on Schedule 3.21(b), (i) all Material Suppliers continue to be suppliers of the Business; (ii) the Seller has not received any notice, nor is the Seller otherwise aware, that any Material Supplier will reduce materially its business with the Business from the levels achieved during the year ended December 31, 2006 or the two-month period ended February 28, 2007; (iii) since the Financial Statement Date, no Material Supplier has terminated its relationship with the Business or, to the Seller’s Knowledge, threatened to do so; (iv) since the date of the Financial Statement Date, no Material Supplier has modified or, to the Seller’s Knowledge, indicated that it intends to modify its relationship with the Business in a manner which is less favorable in any material respect to the Business or has agreed not to or, to the Seller’s Knowledge, indicated it will not agree to do business on such terms and conditions at least as favorable as the terms and conditions provided to the Business on the date of hereof; and (v) the Seller is not involved in any material claim, dispute or controversy with any Material Supplier. No Material Supplier has threatened to take any of the actions described in this Section 3.21(b) as a result of the transactions contemplated by this Agreement or otherwise. To the Seller’s knowledge, since the date of the Financial Statement Date, there has been no other adverse change in the relationship between the Business and any Material Supplier.

3.22         Legal Compliance.  The items described on Schedule 3.22 constitute all of the material permits, filings, notices, licenses, consents, authorizations, accreditation, waivers, approvals and  the like of, to or with any Governmental Entity or any other Person (collectively, the “Consents”) which are required for the assignment of the Acquired Assets (including, without limitation, the assignment of the Assumed Contracts) and the consummation of the transactions contemplated hereby and by the Transaction Documents.

3.23         No Acceleration of Rights or Benefits.  Except as set forth in Schedule 3.23, the Seller has not made, and the Seller is not obligated to make, any payment to any Person in connection with the transactions contemplated by this Agreement. No rights or benefits of any Material Suppliers or Material Customers have been (or will be) accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement.

3.24         Names and Location.  Except as set forth on the attached Schedule 3.24, (i) during the preceding five-year period, the Seller has not used any name or names under which it has invoiced account debtors, maintained records concerning the Acquired Assets or otherwise conducted the business with respect to the Business, other than the exact name under which it has executed this Agreement, and (ii) all of the Acquired Assets (other than the Purchased ATMs) are located at the Leased Real Property.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement:

4.1           Organization, Good Standing and Power.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted.  PAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted.

4.2           Authorization of Transaction.  Each of PAI and the Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  The execution and delivery of this Agreement by PAI and the Purchaser and the consummation by PAI and the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Purchaser.  This Agreement has been duly and validly executed and delivered by PAI and the Purchaser and, assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of PAI and the Purchaser, enforceable against PAI and the Purchaser in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other Laws or equitable principles relating to or affecting the enforcement of creditors’ rights.

4.3           Noncontravention.  Neither the execution and delivery of this Agreement by PAI and the Purchaser, nor the consummation by PAI or the Purchaser of the transactions contemplated hereby, shall (a) conflict with or violate any provision of the Certificate of Incorporation or the Bylaws of PAI or the Certificate of Formation or Limited Liability Company Agreement of the Purchaser, (b) require on the part of PAI or the Purchaser any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, or (c) violate any Law applicable to PAI or the Purchaser or any of their respective properties or assets.

4.4           Litigation.  There is no Legal Proceeding pending or, to the knowledge of PAI or the Purchaser, threatened against PAI or the Purchaser which questions or challenges the validity of this Agreement or the transactions contemplated hereby, or which could have a material adverse effect on PAI or the Purchaser.

4.5           Brokers’ Fees.  Other than Tremont Capital Group, the Purchaser does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Purchaser shall satisfy its obligations to Tremont Capital Group.

ARTICLE V
COVENANTS

5.1           Notice of Developments.  The Seller, on the one hand, and the Purchaser, on the other hand, will give prompt written notice to each other of any material fact or material development that arises prior to Closing which (i) causes a material breach of any of their respective representations and warranties contained in this Agreement, (ii) causes any such representation or warranty to be inaccurate, incomplete or untrue in any material respect at Closing, or (iii) results in any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder.    Notwithstanding anything to the contrary in the foregoing, (i) in the event that the Seller gives notice in writing to the Purchaser pursuant to this Section 5.1, the Purchaser may terminate this Agreement by notice in writing to the Seller within ten (10) days after receipt of Seller’s notice, but if Purchaser does not so terminate then the Purchaser shall proceed to Closing and the Seller shall have no Liability to the Purchaser Indemnitees for Damages relating exclusively to the matters set forth in such written notice delivered to the Purchaser and (ii) in the event that the Purchaser gives notice in writing to the Seller pursuant to this Section 5.1, the Seller may terminate this Agreement by notice in writing to the Purchaser within ten (10) days after receipt of Purchaser’s notice, but if Seller does not so terminate then the Seller shall proceed to Closing and the Purchaser shall have no Liability to the Seller Indemnitees for Damages relating exclusively to the matters set forth in such written notice delivered to the Seller.

5.2           Risk of Loss.  Except as otherwise provided in this Agreement or to the extent caused by the Purchaser, until the Closing Date, all risk of loss, damage or destruction to the Acquired Assets relating to any event or circumstance occurring prior to the Closing Date shall be borne by the Seller.

5.3           Access to Information.  Subject to the terms and conditions of the Confidentiality Agreement, until the Closing Date, the Seller shall allow the Purchaser and its Representatives free access upon reasonable notice and during normal working hours to the Seller’s files, books, records, and offices and real property, including any and all information relating to the Contracts and the personal and real property and financial condition of the Seller.  As part of such examination, but subject to the Confidentiality Agreement, the Purchaser may make such inquiries of such Persons having business relationships with the Seller as the Purchaser shall determine and the Seller shall cooperate fully with the Purchaser in connection therewith; provided, however, that Purchaser shall not contact any customer or client of the Seller without the prior approval of the Seller which approval shall not be unreasonably withheld and the Purchaser shall not disclose the nature and extent of the transactions contemplated by this Agreement with any employee of the Seller without the prior approval of the Seller which approval shall not be unreasonably withheld.  Until the Closing Date, the Seller shall cause its accountants, subject to customary confidentiality requirements, to cooperate with the Purchaser and its Representatives in making available all financial information reasonably requested, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.4           Affirmative Covenants of the Seller.  Prior to the Closing, unless the Purchaser otherwise agrees in writing, the Seller will at its expense:

(a)           with respect to the Business, maintain its books, accounts and records, pay expenses and payables, bill customers, collect Accounts Receivables, purchase inventory, perform all maintenance and repairs necessary to maintain the Acquired Assets in good operating condition (normal wear and tear excepted), to maintain the insurance policies it currently has in place with respect to the Acquired Assets or the Business and to otherwise conduct the Business, in each case only in the Ordinary Course;

(b)           keep in full force and effect its corporate existence and all rights and franchises relating or pertaining to the Business and use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies with respect to the Acquired Assets or the Business not to be canceled or terminated or any of the coverage thereunder to lapse;

(c)           use its commercially reasonable efforts to carry on the Business in the same manner as presently conducted and to maintain goodwill related to the Business and to keep the Business’ organization and properties intact, including its present operations, physical facilities, working conditions, employees and contractors (other than employees not designated as Hired Employees) and its present relationships with lessors, licensors, suppliers and customers and others having business relations with it;

(d)           terminate (without any Liability to the Purchaser) all Contracts designated on Schedule 5.4(d);

(e)           (i) comply in all material respects with all Laws and Material Contracts, (ii) maintain all existing licenses and permits applicable to the operations of the Business (if any), and (iii) pay all applicable Taxes (including all income Tax installments related to Seller’s conduct of the Business) as such Taxes become due and payable;

(f)            maintain in full force and effect, and use commercially reasonable efforts to protect, the Acquired Assets;

(g)           comply in all material respects with all applicable Laws pertaining to the Business;

(h)           promptly inform the Purchaser  in writing of the occurrence or non-occurrence of any event known to the Seller which would cause the conditions set forth in Section 6.1 hereof not to be satisfied or the breach of any covenant hereunder by the Seller (which disclosure shall in no way be deemed to amend or supplement any exhibit or schedule hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant hereunder).

5.5           Negative Covenants of the Seller.  From and after the date hereof and until the Closing, unless the Purchaser otherwise agrees in writing, the Seller shall not:

(a)           except as expressly contemplated by this Agreement, knowingly take or omit to take any action which, individually or in the aggregate, could be reasonably anticipated to have a Material Adverse Effect on the Business and/or the Acquired Assets;

(b)           knowingly take any action or omit to take any action that would require disclosure pursuant to Section 5.4(i) if each representation and warranty contained herein were remade as of the time of such action or omission;

(c)           (i) pay any dividend or make any similar distribution, redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities, or (ii) make any loan or enter into any transaction with or distribute any assets or property to any of its officers, directors, shareholders, Affiliates or other Insiders, except for base salary, bonuses and commissions paid to officers and employees in the Ordinary Course and except payments of, and advances under, intercompany loans;

(d)           with respect to the Business, (i) incur any indebtedness (other than for purchases of inventory and trade payables in the Ordinary Course consistent with past practices, and except payments of, and advances under, intercompany loans), and (ii) institute any material change in the conduct of the Business or any change in its method of purchase, sale, lease, management, marketing, operation or accounting (including with respect to Accounts Receivable and inventory);

(e)           sell, lease, license or otherwise dispose of any interest in any of the material tangible or intangible assets of the Business, including the Acquired Assets, or permit any of the Business’ property (including the Acquired Assets) or equity securities (if any) to be subjected to any Lien, other than sales of inventory in the Ordinary Course and other than licenses granted to customers in the Ordinary Course;

(f)            cause or permit the Seller to merge or consolidate with any other Person;

(g)           with respect to the Business, acquire a material amount of assets from any other Person outside the ordinary course of business and inconsistent with past practices;

(h)           enter into, amend or modify any employment, severance, deferred compensation or retirement or other similar agreement or arrangement with any employee of the Company, or grant any increase in salary or bonus or otherwise increase the compensation payable to (whether in cash or otherwise) any employee of the Company, advisor or agent employed in connection with or rendering services to the Business, except wage or salary increases required by existing contracts or by compensation policies which are consistent with past practices and of which the Purchaser is notified in writing;

(i)            (i) hire any new employee for the Business other than in the Ordinary Course, (ii) promote any employee of the Company except in order to fill a position vacated after the date of this Agreement, or (iii) engage any consultant or independent contractor for the Business other than in the Ordinary Course;

(j)            take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its assets or revenues;

(k)           with respect to the Business, enter into any agreement containing any provision or covenant limiting in any respect its ability to (i) sell or buy any products or services to or from any other Person, (ii) engage in any line of business or (iii) compete with any Person;

(l)            except as expressly contemplated by this Agreement, terminate, modify or amend any Assumed Contract or, with respect of the Business, enter into any new Material

Contract except, in the case of any Contract, in the Ordinary Course consistent with past practice or as provided in Section 5.5(e); or

(m)          commit to do any of the foregoing.

5.6           Satisfaction of Conditions Precedent.  The Seller and the Purchaser shall each use commercially reasonable efforts to satisfy or cause to be satisfied all of their conditions precedent which are set forth in Article VI and Article VII, respectively, and to cause the transactions contemplated by this Agreement to be consummated.  Without limiting the generality of the foregoing, the Seller and the Purchaser shall each use commercially reasonable efforts to obtain all consents and authorizations of Governmental Entities or other Persons and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

5.7           Exclusivity.  Except as set forth below, from the date of this Agreement and until April 30, 2007 (or such date as the Closing is extended to pursuant to Section 8.1(c)) (the “Exclusivity Period”), none of the Seller, the Parent nor the Owner shall (and shall use commercially reasonable efforts to assure that its Representatives and Affiliates do not) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions with the Purchaser) regarding any acquisition of the Seller, any merger or consolidation with or involving the Seller, or any acquisition of any material portion of the equity interests or assets of the Seller (an “Alternative Transaction”).  The Seller agrees that any such negotiations in progress as of the date hereof shall be terminated or suspended during the Exclusivity Period.  Notwithstanding anything in this Agreement to the contrary, the Seller, the Owner or the Parent may furnish information to Paymentech, L.P. regarding the transactions contemplated by this Agreement and may take any action necessary to comply with the right of first refusal granted to Paymentech, L.P. under the agreement dated June 15, 2004, as amended, between Seller and Paymentech, L.P..

5.8           Sponsorship Agreement. Owner shall execute and deliver at Closing a Sponsorship Agreement substantially in the form of Exhibit 2.2(d).

5.9           Press Releases.  Except as may otherwise be required by Law or as expressly set forth herein, the timing and content of all press releases and other public announcements to the Business’ customers, vendors and employees relating to the transactions contemplated by this Agreement shall be determined jointly by the Purchaser and the Seller.  In addition, Purchaser acknowledges that Parent is a public company, and that applicable securities laws regulate the disclosure of information regarding transactions involving Parent and its subsidiaries.  Notwithstanding anything herein to the contrary, Parent may disclose, issue a press release, or make a public announcement regarding the terms and status of the transactions contemplated by this Agreement, as necessary or deemed advisable by legal counsel to Parent to comply with applicable securities laws or other Law; provided that Parent agrees to provide Purchaser with copies of such disclosure at least one (1) business day prior to public release or announcement.

5.10         Tax Matters.

(a)           All transfer, documentary, sales, use, stamp, and other such similar taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred by the Seller or Purchaser in connection with this Agreement (including any Transfer Tax imposed in any state or subdivisions), shall be paid by the Seller.  The Seller will file all necessary Tax returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, the Seller and the Purchaser will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)           After the Closing, the Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax returns for the Business for all periods ending at or before the Closing which are required to be filed after such day. The Seller shall prepare such income Tax returns in a manner consistent with past income Tax returns except as required by applicable law or change in circumstance.

(c)           The Purchaser shall file or cause to be filed all Tax returns that are required to be filed, and pay or cause to be paid, all Taxes that are required to be paid by or with respect to the Acquired Assets for any Tax period ending after the Closing.  Notwithstanding the foregoing, this Section 5.10(c) shall in no way limit the Purchaser’s right to recover under Section 9.1(c) any amounts relating to any Excluded Liability.

(d)           The Seller and the Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section 5.10 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding, and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)           The Seller and the Purchaser agree for all Tax purposes to treat and report the transactions contemplated by the Agreement and to file all Tax returns in a manner consistent with this Agreement.

5.11         Confidentiality; Non-Compete; Non-Solicitation; Non-Disparagement.

(a)           Each of the Seller, the Parent and the Owner hereby acknowledges that it is familiar with the Business’ trade secrets and that has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Business.  Each of the Seller and the Owner agrees from and after the Closing Date it shall not use for itself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by Law or order of any governmental authority (in which event such Seller shall, to the extent practicable, inform the Purchaser in advance of any such required disclosure, shall cooperate with the Purchaser in all reasonable ways at Purchaser’s expense in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each of the Seller, the Parent and the

Owner shall use, and shall cause each Business Entity controlled by it to use, and shall endeavor to cause its and their respective employees, officers, directors and representatives to use, reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  Notwithstanding the foregoing, Owner may share Confidential Information with any Governmental Entity regulating Owner.

(b)           In consideration of the consideration provided by the Purchaser herein to the Seller, and the benefits accruing to the Owner from such consideration in its capacity as the owner of all of the outstanding capital stock of the Seller, during the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Noncompete Period”), each of the Seller, the Parent and the Owner shall not and shall cause each Business Entity controlled by it to not, directly or indirectly, either for itself or for any other Person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit its name to be used or in any other manner engage in any business or enterprise for purposes of, or in a manner which, competes, or plans to compete, with the Business. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(c)           During the Noncompete Period, each of the Seller, the Parent and the Owner shall not (and shall cause each Business Entity controlled by it to not) directly or indirectly through another entity (i) induce or attempt to induce any Hired Employees to leave the employ of the Purchaser or any of its Affiliates or (ii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Business to cease doing business with the Business and/or the Purchaser or any of its Affiliates.

(d)           If, at the time of enforcement of this Agreement, a court or arbitrator’s award holds that the restrictions stated in this Section 5.11 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of any provisions of this Section 5.11 that is continuing, the Purchaser, its successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach of violation by either Seller or the Owner of this Section 5.11, the Noncompete Period shall be tolled until such breach or violation has been duly cured.  Each of the Seller and the Owner agrees that the restrictions contained in this Section 5.11 are reasonable.

(e)           Each of the Seller and the Owner acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) it has consulted with independent legal counsel regarding its rights and obligations under this Section 5.11, (iii) that the agreements in this Section 5.11 are reasonable and necessary for the protection of the Purchaser and its Affiliates and are an essential inducement to the Purchaser to enter into this Agreement and (iv) that that the agreements in this Section 5.11 are in addition to, rather than in lieu of, any similar or related covenants to which either Seller or the Owner is party or by which it is bound.

5.12         Confidentiality of Terms of Transaction, Etc.   Except as may otherwise be required by Law or as expressly set forth herein, the parties hereto agree to keep confidential the terms and status of this Agreement and the transactions contemplated hereby; provided, however, that each of the parties hereto shall have the right to communicate and discuss with, and provide to, its legal advisors, representatives, officers or employees, directors, consultants and agents, who have a need to know in order to carry out the terms of this Agreement and who are under an obligation to hold in confidence, any information regarding the terms and status of this Agreement and the transactions contemplated hereby, and, provided further, (i) that the parties hereto shall also have the right to (x) communicate and discuss with, and provide to, their lenders, and such lenders’ legal advisors, representatives, officers or employees, directors, consultants and agents such information, (y) to communicate with each other’s employees, customers, suppliers, officers, directors and other business associates concerning the Business and (z) to make such disclosures pursuant to Section 5.9 deemed advisable by legal counsel under any Law.

5.13         Further Assurances.  At any time and from time to time after the Closing Date, at the request of the other party and without further consideration, each party will execute and deliver such other instruments of sale, transfer, conveyance, assignment, confirmation and assumption and take such action as the other party may reasonably determine is necessary to transfer, convey and assign to the Purchaser the Acquired Assets and to cause the Purchaser to assume the Assumed Liabilities, as the case may be, and to confirm the Purchaser’s title to or interest in the Acquired Assets and liability for the Assumed Liabilities and the Seller’s title to or interest in the Excluded Assets and liability for the Excluded Liabilities and to put the applicable party in actual possession and operating control thereof and to assist such party in exercising all rights with respect thereto.

5.14         Post-Closing Collections.  After the Closing, (a) the Seller shall promptly pay to the Purchaser as and when received any and all cash, monies, checks or other property that the Seller receives (i) with respect to the Acquired Assets, and/or (ii) in connection with or relating to the operation of the Business after Closing and (b) the Purchaser shall promptly pay to the Seller as and when received any and all cash, monies, checks or other property that the Purchaser receives (i) with respect to the Excluded Assets and/or (ii) in connection with or relating to the Operation of the Business before Closing unless an Acquired Asset.

5.15         Use of Names.  To the extent permitted by law, the Purchaser shall be permitted to continue to use the “NetBank” name and all adaptations, derivations and combinations of the foregoing (“NetBank Name”) as provided in the Sponsorship Agreement.  Subject to Seller’s approval which shall not be unreasonably withheld, the Purchaser may also use the NetBank Name in correspondence to third parties, in order to inform third parties of the separation of the Business from the Seller.  For a period of six (6) months after Closing, the Seller shall display an announcement of the transaction, in form and substance acceptable to both parties, on the homepage of its website, along with a link to a website designated by the Purchaser.  Notwithstanding the foregoing, the Purchaser shall not, by virtue or during the course of its activity under this Section 5.15, create or impose upon any Seller or their Affiliates any binding obligation of any kind to any unaffiliated Person.

5.16         Enforcement of Confidentiality and Proprietary Rights Agreements.  Seller agrees that it shall use its reasonable commercial efforts, and shall cooperate with the Purchaser, to enforce any and all provisions set forth in all written confidentiality agreements and written proprietary rights agreements entered into by Seller with all of the current and former consultants, contractors and employees of Seller related to the Business.

ARTICLE VI
CONDITIONS TO THE PURCHASER’s OBLIGATIONS

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction on and as of the Closing Date of each of the following conditions (any one or more of which may be waived by the Purchaser, but only in a writing signed by the Purchaser):

6.1           Accuracy of Representations and Warranties.  The representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date).

6.2           Covenants.  The Seller shall have performed or complied in all respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date.

6.3           No Litigation.  No Law entered, enacted, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened by or before any Governmental Entity, that seeks to prohibit, restrain or obtain Damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

6.4           Consents; Approvals.  Each of the consents, authorizations or approvals set forth on Schedule 6.4, shall have been obtained in form and substance reasonably satisfactory to the Purchaser, other than the consents, authorizations or approvals governed by Section 2.4.  Without limiting the foregoing, all required approvals of Governmental Entities that are required to be obtained shall have been obtained prior to the Closing.

6.5           Material Adverse Change.  A Material Adverse Change shall not have occurred and be continuing and the Seller shall have satisfied the operating results and maintained the portfolios of assets and ATMs set forth on Schedule 6.5.

6.6           Delivery of Documents.  The Seller shall have delivered, or caused to be delivered, all of the items required by Section 2.2.

6.7           Compliance with Law.  The consummation of the transactions contemplated by this Agreement, including, without limitation, the sale of the Acquired Assets by the Seller to the Purchaser hereunder, will not be prohibited by any Law.

6.8           Amendments and Waivers.  The Seller shall have obtained at Seller’s expense an amendment to delete, and a release of any former or future claims or obligations against Seller under, Section 2.4 of that certain Processing Agreement dated February 1, 2003, as amended, between the Seller and Genpass Technologies, LLC.

ARTICLE VII
CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may be waived by the Seller, but only in a writing signed by the Seller):

7.1           Accuracy of Representations and Warranties.  The representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date).

7.2           Covenants.  The Purchaser shall have performed or complied in all respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing.

7.3           No Litigation.  No Law, entered, enacted, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect, and no Legal Proceeding shall be pending or threatened by or before any Governmental Entity, that seeks to prohibit, restrain or obtain Damages or other relief in connection with the consummation of the transaction contemplated by this Agreement.

7.4           Consents; Approvals.  Each of the consents, authorizations or approvals set forth on Schedule 6.4, shall have been obtained in form and substance reasonably satisfactory to the Seller, other than the consents, authorizations or approvals governed by Section 2.4.  Without limiting the foregoing, all required approvals of Governmental Entities that are required to be obtained shall have been obtained prior to the Closing.

7.5           Delivery of Documents.  The Purchaser shall have delivered to the Seller all of the items required by Section 2.3.

7.6           Compliance with Law.  The consummation of the transactions contemplated by this Agreement, including, without limitation, the sale of the Acquired Assets by the Seller to the Purchaser hereunder will not be prohibited by any Law.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the parties;

(b)           as provided in Section 5.1;

(c)           by the Purchaser or the Seller for any reason if the Closing has not occurred by the close of business on May 11, 2007, or such later date as the parties may agree in writing; provided that the Purchaser cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of the Purchaser to perform any of its obligations hereunder and the Seller cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of the Seller to perform any of its obligations hereunder;

(d)           by either the Purchaser or the Seller if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, injunction, decree, ruling or other action shall have become final and nonappealable;

(e)           by the Purchaser in the event the Seller has breached in any material respect any representation, warranty, or covenant of the Seller contained in this Agreement, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach; or

(f)            by the Seller in the event the Purchaser has breached in any material respect any representation, warranty, or covenant of the Purchaser contained in this Agreement, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach.

8.2           Effect of Termination.  Any termination of this Agreement under Section 8.1 shall be effective by the delivery of written notice of the terminating party to the Seller or the Purchaser, as appropriate.  In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no Liability under this Agreement on the part of any party hereto or any of its respective Affiliates and all rights and obligations of the parties shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the breach of any provision of this Agreement prior to termination (subject to the provisions of Section 5.1); provided, further, that the provisions set forth in this Section 8.2 and in Sections 11.1 (Governing Law), 11.2 (Jurisdiction), 11.9 (Expenses) and 11.12 (Notice) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1           Indemnification by the Seller and the Parent.  Subject to the provisions of Section 9.4 and Section 9.5, each of the Seller and the Parent, jointly and severally, covenant and agree to indemnify, defend and hold harmless the Purchaser and its Representatives and Affiliates (collectively, the “Purchaser Indemnitees”), from and against any and all Damages incurred or suffered by the Purchaser Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of the Seller or the Owner set forth in this Agreement (or the Schedules hereto) or in any document or certificate delivered by the Seller or the Owner in connection with this Agreement;

(b)           any breach of any covenant of the Seller or the Owner set forth herein;

(c)           any Excluded Liabilities;

(d)           any Tax attributable to the ownership of the Acquired Assets or the operation of the Business for all taxable periods ending on or before the Closing Date; or

(e)           any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause (a), (b), (c) or (d) hereof (including any Legal Proceeding commenced by a Purchaser Indemnitee for the purpose of enforcing its rights under this Article IX if such Purchaser Indemnitee is the prevailing party in any such Legal Proceeding).

9.2           Indemnification by the Purchaser.  Subject to the provisions of Section 9.4 and Section 9.5, each of PAI and the Purchaser, jointly and severally, covenants and agrees to indemnify, defend and hold harmless the Seller and their Representatives and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Damages incurred or suffered by the Seller Indemnitees arising or resulting from, directly or indirectly, any of the following:

(a)           any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in this Agreement or in any document or certificate delivered by the Purchaser in connection with this Agreement;

(b)           any breach of any covenant of the Purchaser set forth herein;

(c)           the Assumed Liabilities;

(d)           any Liabilities arising out of the operation of the Business or the Acquired Assets after the Closing;

(e)           any Liabilities relating to the sponsorship of the Business by a Seller Indemnitee pursuant to the Sponsorship Agreement; or

(f)            any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause (a), (b), (c), (d) or (e) hereof (including any Legal Proceeding commenced by a Seller Indemnitee for the purpose of enforcing its rights under this Article IX if such Seller Indemnitee is the prevailing party in any such Legal Proceeding).

9.3           Claim Procedure/Notice of Claim.

(a)           A party entitled, or seeking to assert rights, to indemnification under this Article IX (an “Indemnified Party”) shall give written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(b)           Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount (in such an event, the Response shall be referred to as an “Objection Notice”).  If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 20-day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly payable to the Indemnified Party.

(c)           In the event that the parties are unable to agree on whether Damages exist or on the amount of such Damages within the 20-day period after delivery of an Objection Notice, either the Purchaser or the Seller may (but are not required to do so) demand that such dispute be resolved by arbitration pursuant to Section 11.1.

(d)           In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article IX relating to a third party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Legal Proceeding relating to such third party claim.  Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such suit or proceeding, shall be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Liability caused by or arising out of such failure.  Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any Damages that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article IX, and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which any relief other than monetary damages is sought against the Indemnified Party.  If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense.  The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not, be unreasonably withheld or delayed.

9.4           Survival of Representations, Warranties, and Covenants; Determination of Damages.

(a)           Except as set forth in Section 9.4(b), the representations and warranties of the Seller, the Parent and the Purchaser contained in this Agreement and the certificates delivered pursuant to this Agreement will survive for a period of twelve (12) months following the Closing Date, at which point such representations and warranties and any cause of action based thereon will terminate.

(b)           The representations and warranties of the Seller and Parent contained in Section 3.1 (Organization, Good Standing and Power), Section 3.2 (Authorization of Transaction), Section 3.6 (Title to Assets), and Section 3.15 (Brokers’ Fees), will survive indefinitely (the “Seller’s Unlimited Representations”).  The representations and warranties of the Purchaser in Section 4.1 (Organization, Good Standing and Power), Section 4.2 (Authorization of Transaction) and Section 4.5 (Brokers’ Fees) will survive indefinitely.

(c)           If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a Legal Proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(d)           All covenants and agreements contained in this Agreement and the documents and certificates delivered pursuant to this Agreement will survive the Closing Date in accordance with their terms.  The rights and remedies of the parties set forth in this Agreement are the exclusive remedies of the parties.

(e)           The amount of any Damages suffered by an Indemnified Party shall be net of any tax benefits or insurance proceeds (or indemnity, contribution or other similar payment) realized or to be realizable by an Indemnified Party.

9.5           Limitations on Indemnification Obligations.

(a)           The Seller and Parent shall have no obligation to indemnify or reimburse the Purchaser Indemnitees with respect to Damages arising under Section 9.1(a) (other than the Seller’s Unlimited Representations) until the aggregate amount of all Damages under Section 9.1(a) exceeds $50,000, (the “Basket”) in which event the Seller or Parent shall reimburse the Purchaser Indemnitees for all Damages.  Notwithstanding the foregoing, (i) the aggregate indemnification obligation of the Seller and Parent, collectively, to the Purchaser Indemnitees with respect to Damages arising under Section 9.1(a) (other than the Seller’s Unlimited Representations) shall not exceed $1,500,000.

(b)           Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnitees’ rights to indemnification (and the Seller’s indemnification obligations) with respect to Damages arising under Section 9.1(b), (c), (d) and (e) the Seller’s Unlimited Representations, or fraud or intentional misrepresentation shall not be subject to the limitations set forth in Section 9.5(a); provided, that Damages arising under Section 9.1(e) shall be subject to the limitations set forth in Section 9.5(a) to the extent such Damages arise from or relate to an inaccuracy or breach of Section 9.1(a).

(c)           In the event that the Seller terminates this Agreement pursuant to Section 8.1(f) (a “Liquidated Damages Event”), the Purchaser shall cause the Escrow Agent to deliver the Deposit to the Seller from the funds held pursuant to the Escrow Agreement, which payment shall constitute liquidated damages (the “Liquidated Damages Amount”) and shall be the sole and exclusive remedy of the Seller Indemnitees for any and all Damages arising under or in connection with a Liquidated Damages Event.  Upon payment of the Liquidated Damages Amount, neither the Purchaser, nor any Affiliate or Representative of the Purchaser shall have any Liability or further obligation to the Seller Indemnitees under or in connection with a Liquidated Damages Event.  The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to a Liquidated Damages Event, the Liquidated Damages Amount constitutes a reasonable estimate of the Damages that will be suffered by the Seller Indemnitees as a result of a Liquidated Damages Event and (ii) shall be in full and complete satisfaction of any and all Damages arising as a result of a Liquidated Damages Event.  The Seller agrees that upon the payment of the Liquidated Damages Amount, no Seller Indemnitee shall (i) seek to obtain any recovery or judgment against the Purchaser or any Affiliates or Representatives of the Purchaser or (ii) be entitled to seek or obtain any other Damages of any kind, including, without limitation, consequential, indirect or punitive Damages.  In the event that this Agreement is terminated for any other reason, the

Escrow Agent shall return the Deposit and all other funds held pursuant to the Escrow Agreement to the Purchaser.

ARTICLE X
EMPLOYEE ARRANGEMENTS

10.1         Employees.

(a)           The Seller has provided the Purchaser with a true, correct and complete list of all of the employees engaged primarily in the Business as of February 28, 2007 and shall provide such a list five days (and as of five days) prior to the Closing Date, in each case indicating the most recent rate of pay of each such employee during the twelve (12) months preceding the date hereof, the date of employment and title or job position of each such employee, and the status of each such employee as active, on leave, full-time, part-time or otherwise.

(b)           Purchaser acknowledges and agrees that it will offer employment to the employees of the Seller set forth on Schedule 10.1(b) (“Potential Employees”) in comparable positions with comparable salaries with credit for time served.  Provided that the Closing occurs, the Seller gives its full authorization and consent for (i) Purchaser to employ the Potential Employees effective as of the Closing Date (the “Hire Date”), and (ii) for the Potential Employees to accept and commence employment with Purchaser on the Hire Date.  The Seller agrees that it will assist Purchaser as reasonably requested in communicating with the Potential Employees.  All Potential Employees who accept employment with Purchaser will become employees of Purchaser effective as of the Hire Date (each a “Hired Employee”).  Purchaser shall not terminate any Hired Employees for a period of three (3) months after the Closing Date unless such termination is for cause or Purchaser provides such employee severance benefits comparable to severance benefits such employee would have received under an applicable severance policy with Seller as of January 31, 2007.  Potential Employees who do not accept employment with Purchaser will not become employees of the Purchaser and will not be entitled to any employee severance benefit from either Seller or Purchaser.

(c)           The Seller will be responsible for (i) all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits, incentive compensation and bonuses) payable to (or accrued on Seller’s books for) Hired Employees with respect to work performed prior to the Closing Date, regardless of whether such employee is actively employed by the Seller on the date such payments are made to the Seller’s other employees, (ii) any workers’ compensation claims, amounts payable under any employee benefit plans, programs or arrangements maintained by the Seller and other amounts payable on an ongoing basis to such Employees in connection with events or incidents occurring prior to the Closing Date, except to the extent that such amounts are paid under insurance, a trust, contract or fund (iii)  fifty-percent of any unused vacation pay, sick leave pay and floating holiday pay for 2007 earned by or granted to Hired Employees prior to the Closing Date (up to a maximum of 40 hours for each exempt Hired Employee) except to the extent constituting Assumed Liabilities or Additional Liabilities, and (iv) all retention, change-of-control, severance payments or deferred compensation account balances, including, without, limitation, seniority premiums and unpaid holidays, if any, due to such Hired Employees as a result of the termination of their employment with the Seller. The Seller shall also be responsible for and shall pay any related payroll burden (including, without limitation, FICA, IMSS and other employment taxes) with respect to payments made under this Section 10.1(c).  Notwithstanding anything herein to the contrary, and unless otherwise required under Seller’s employee benefit policies or Law, Seller shall not be responsible for any “sick bank” pay accumulated by any Hired Employee as of the close of business on the Closing Date.

(d)           The Purchaser shall be solely responsible for all wages, bonuses and other remuneration payable to the Hired Employees with respect to work performed on and after the Closing Date, including any amounts payable with respect to such period in respect of vacation pay, sick leave pay and floating holiday pay, and any severance payments payable to such Hired Employees in respect of their employment by the Purchaser. The Purchaser shall also be responsible for and shall pay any related payroll burden (including, without limitation, FICA, IMSS and other employment taxes) with respect to payments made under this Section 10.1(d).

(e)           The Seller shall prior to or on the Seller’s next payroll date, make all matching contributions that would otherwise be made for the period prior to Closing (without regard to any year-end employment requirements) with respect to the Hired Employees’ contributions to the NetBank, Inc. 401(k) Plan.

(f)            The Seller shall remain solely responsible and liable for (i) satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”) for all of its former employees (and their respective beneficiaries and dependents) who are receiving COBRA continuation coverage as of the Severance Date and for all current and former employees of the Seller (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring on or before the Hire Date.

(g)           This Agreement is a covenant between Purchaser and the Seller and shall not, in any manner, create any contractual right of employment for any employee of the Seller.

(h)           Purchaser shall offer all senior management of Seller listed on Schedule 10.1(h) Purchaser’s standard senior management employment agreement in the form of Exhibit 10.1(h).  To the extent not inconsistent with the employment agreement, the provisions of Section 10.1(a), (b) and (c) shall apply with respect to senior management.

ARTICLE XI
MISCELLANEOUS

11.1         Governing Law; Resolution of Disputes.

(a)           This Agreement and any other ancillary agreements to be entered into by and among the parties to this Agreement pursuant hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to such state’s principles of conflicts of law.

(b)           Except for claims for injunctive or equitable relief or suit to compel compliance with the dispute resolution process set forth in this Section 11.1, any dispute,

controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof, including claims for indemnification pursuant to Article IX (each an “Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following:

(i)            Any party may demand that any Arbitrable Dispute be submitted to binding arbitration.  The demand for arbitration shall be in writing, shall be served on the other parties in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated.

(ii)           The arbitration shall be conducted by a panel of three arbitrators, one selected by the Purchaser, one selected by the Seller and the third to be selected jointly by the arbitrators selected by the Purchaser and the Seller (collectively, the “Arbitrators”) who shall conduct such evidentiary or other hearings as they deem necessary or appropriate and thereafter shall make their determination as soon as practicable.  Any arbitration pursuant hereto shall be conducted by the Arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, except that (i) the Arbitrators shall not be required to comply strictly with such rules in conducting any such arbitration and (ii) any arbitration shall include limited discovery, as determined by the Arbitrators, with no depositions without the written consent of the Purchaser and the Seller.  All arbitration proceedings shall take place in Louisville, Kentucky if initiated by the Seller or Jacksonville, Florida if initiated by the Purchaser or such other location as may be agreed by the parties.

(c)           The Arbitrators shall have the authority to award any remedy or relief that a Court of the jurisdiction in which the arbitration is conducted could order or grant, including specific performance of any obligation created under this Agreement, the awarding of Damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; provided, however, that the Arbitrators shall have no authority to award punitive or other damages not measured by the prevailing party’s actual damages.  The Arbitrators shall render their decision and award upon the concurrence of at least two (2) of their number.  Such decision and award shall be in writing and counterpart copies thereof shall be delivered to each party.  The decision and award of the Arbitrators shall be final, binding and non-appealable (except upon an allegation of fraud) on all parties.  Any party to the arbitration may seek to have judgment upon the award rendered by the Arbitrators entered in any court having jurisdiction thereof.

(d)           The award of the Arbitrators shall be the sole and exclusive remedy among the parties hereto regarding any claim, counterclaims or issues presented or pled to the Arbitrators.  Any monetary award by the Arbitrators shall be paid by the party against whom such award is assessed within twenty (20) Business Days after such award becomes final, free of any Tax, deduction or set-off.  To the extent not paid to whom such final award is granted within twenty (20) Business Days, such award shall accrue interest for the benefit of such party at a rate of ten percent (10%) per annum from the date of award until such award and accrued interest is paid in full to the party entitled thereto.  Any costs, fees, expenses or taxes incident to the arbitration proceedings and enforcing the award (including the costs of production of documents) shall be charged against the party losing the arbitration proceedings or resisting such enforcement, as the case may be, to the extent determined appropriate by the Arbitrators.

(e)           Each party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitrators.  Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the party that filed such action or proceeding shall promptly pay to the other party the attorney’s fees, costs and expenses incurred by such other party prior to the entry of such order.

11.2         Jurisdiction.  SUBJECT TO THE PROVISIONS OF ARTICLE XI, EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN DUVAL COUNTY, FLORIDA IF INITIATED BY THE PURCHASER OR JEFFERSON COUNTY, KENTUCKY IF INITIATED BY THE SELLER (AND ELSEWHERE WITH RESPECT TO APPELLATE COURTS WITH JURISDICTION OVER SUCH MATTER) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN DUVAL COUNTY, FLORIDA OR JEFFERSON COUNTY, KENTUCKY, AS APPLICABLE.

11.3         Binding Upon Successors and Assigns.  Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

11.4         Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances shall be interpreted so as best to effect reasonably the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.5         Entire Agreement.  This Agreement (with all of the exhibits, appendices and schedules appended hereto and thereto) and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall survive this Agreement in accordance with its terms.

11.6         Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and assigns, but is not assignable by any of the parties without the prior written consent of the other parties; provided, that, without the consent of the Purchaser, the Seller may assign this Agreement or any part thereof to any Affiliate of the Seller.

11.7         Third Party Beneficiaries.  Except as set forth in Article IX, each party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties to this Agreement.

11.8         Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

11.9         Expenses.  Except as otherwise specifically provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

11.10       Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

11.11       Waiver.  At any time prior to the Closing, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Any waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provision, right or privilege hereunder.

11.12       Notices.  Any notice provided for or permitted under this Agreement shall be treated as having been given when (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 11.12.

If to PAI or the Purchaser:	Payment Alliance International, Inc. 11857 Commonwealth Drive Louisville, KY 40299-2310 Attention: John J. Leehy, III, President

With a copy (which shall not constitute notice) to:	Frost Brown Todd LLC 400 West Market Street, 32nd Floor Louisville, KY 40202 Attention: William G. Strench

If to the Parent, the Owner or the Seller:	NetBank, Inc. 1019 Windward Ridge Parkway Alpharetta, GA 30005 Attention: Legal Department

With copy (which shall not constitute notice) to:	Holland & Knight LLP 50 North Laura Street, Suite 3900 Jacksonville, Florida 32202 Attention:James L. Main

Such notice shall be treated as having been received upon actual receipt.

11.13       Construction of Agreement.  This Agreement has been negotiated by the respective parties hereto and their attorneys, and the language hereof shall not be construed for or against any party based on which party drafted any of the provisions of this Agreement.  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.  For purposes of this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import.

11.14       No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other.  No party shall have any power or authority to bind or commit any other.  No party shall hold itself out as having any authority or relationship in contravention of this Section 11.14.

11.15       Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

11.16       Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and, subject to Section 11.2, to enforce specifically this Agreement and the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled, at law or equity).

(This space intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NETBANK PAYMENT SYSTEMS, INC.

By:	/s/ De Lone Wilson
De Lone Wilson
President

NETBANK

By:	/s/ Steven F. Herbert
Steven F. Herbert
President

NETBANK, INC.

By:	/s/ Steven F. Herbert
Steven F. Herbert
Chief Executive Officer

PAYMENT ALLIANCE INTERNATIONAL, INC.

By:	/s/ John J. Leehy, III
John J. Leehy, III
President and Chief Executive Officer

PAI ATM SERVICES, LLC

By:	/s/ John J. Leehy, III
John J. Leehy, III
Manager and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

“AAA” shall have the meaning set forth in Section 11.1(b).

“Accounts Receivables” shall mean all accounts receivables due and payable to the Seller, whether or not written off on the books of the Seller.

“Acquired Assets” shall have the meaning set forth in Section 1.2.

“Advisor” shall have the meaning set forth in Section 3.15

“Additional Assets” shall have the meaning set forth in Section 1.2(l).

“Additional Liabilities” shall have the meaning set forth in Section 1.4(d).

“Affiliate” shall mean (A) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (i) the individual and (ii) the individual’s spouse, and (iii) any Business Entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals, or (B) in the case of a Business Entity, another Business Entity or a Person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the Business Entity.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Allocation” shall have the meaning set forth in Section 1.9.

“Alternative Transaction” shall have the meaning set forth in Section 5.6.

“Arbitrable Dispute” shall have the meaning set forth in Section 11.1(b).

“Arbitrators” shall have the meaning set forth in Section 11.1(b)(ii).

“Assumed Contracts” shall have the meaning set forth in Section 1.2(c).

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.

“Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Basket” shall have the meaning set forth in Section 9.5(a).

“Business” shall have the meaning set forth in the recitals to this Agreement.

“Business Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Cash” shall mean cash and cash equivalents (including money market accounts and equivalent short term investments) calculated in accordance with GAAP.

 “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim Notice” shall have the meaning set forth in Section 9.3(a).

“Claimed Amount” shall have the meaning set forth in Section 9.3(a).

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Payment” shall have the meaning set forth in Section 1.7(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Agreement dated as of December 12, 2006, by and between Owner and the Purchaser.

“Consents” shall have the meaning set forth in Section 3.22.

“Contracts” shall mean, with respect to any Person, any executory contract, agreement, deed, mortgage, lease, license, commitment, undertaking, arrangement or understanding, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound, provided, however, that Contracts shall not include Contracts which have otherwise been fully performed.

“Controlling Party” shall have the meaning set forth in Section 9.3(d).

“Damages” shall mean (i) any actual monetary loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including fees and expenses of attorneys, accountants, financial advisors and other experts and other expenses of litigation), charge, costs (including reasonable costs of investigation) or reasonable expenses of any nature.

“Deposit” shall have the meaning set forth in Section 1.7.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, change of control, retention, performance, holiday pay, vacation pay, paid time off, fringe benefit, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, that the Seller maintains, or to which the Seller contributes, or under which the Seller has or may have any Liability.

 “Environmental Law” shall mean any Law of any Governmental Entity or the common law relating to the environment or occupational health and safety, including any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation, transportation, manufacture, processing, use, distribution or handling of toxic or hazardous substances or solid or hazardous waste or pollutants, contaminants, chemicals or industrial, substances or oil or petroleum products; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; and (viii) health and safety of employees and other Persons.  As used above, the terms “release” and “environment” shall have the meaning set forth in the CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Fifth Third Bank.

“Escrow Agreement” shall mean an Escrow Agreement among Purchaser and the Escrow Agent pursuant to which the Deposit is held and disbursed.

“Escrow Amount” shall mean the sum of all amounts delivered to the Escrow Agent pursuant to Section 1.7 and pursuant to the Escrow Agreement.

“Excluded Assets” shall have the meaning set forth in Section 1.3.

“Excluded Liabilities” shall have the meaning set forth in Section 1.5.

“Exclusivity Period” shall have the meaning set forth in Section 5.6.

“Financial Statement Date” shall mean December 31, 2006.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied in accordance with the past practice of the Seller to the extent such practices are consistent with GAAP.

“Governmental Entity” shall mean any of the following: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hire Date” shall have the meaning set forth in Section 10.1(b).

“Hired Employee” shall have the meaning set forth in Section 10.1(b).

“Indemnified Party” shall have the meaning set forth in Section 9.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Insider” has the meaning set forth in Section 3.20.

“Intellectual Property” shall mean (i) all patents, patent applications, patent disclosures and all related continuations, continuations in part, divisionals, reissues, reexaminations, utility models, certificates of invention and design patents, patent applications, registrations and applications for registrations, (ii) all copyrights and registrations and applications for registration thereof, (iii) all computer software, data and documentation, internet domain names and registration rights, uniform resource locators, internet or worldwide web sites and all related content and programming, (iv) all trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) all other proprietary rights relating to any of the foregoing and (vi) all copies and tangible embodiments thereof.  Intellectual Property shall not include any NetBank trademarks, service marks, domain names, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, including the name “NetBank Payment Systems” or “NetBank” and any derivative thereof and also shall not include any Financial Technologies trademarks, service marks, domain names, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, including the name “Financial Technologies” or “FTI” or any derivative thereof.

“Interim Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Knowledge” or words of similar import, shall mean the actual knowledge or notice that a Person (a) currently has, (b) has after having made a good faith effort to ascertain the fact in question pursuant to an inquiry directed to such managers, members, officers, directors, shareholders, supervisors, employees, representatives, agents and advisors of such Person as would be reasonably likely to have information relating to the fact in question, and (c) in the case of any failure to make such a good faith effort, should have had after having made a good faith effort to ascertain the fact in question pursuant to an inquiry directed to such managers, members, officers, directors, shareholders, supervisors, employees, representatives, agents and advisors of such Person as would be reasonably likely to have information relating to the fact in question.

“Law” shall mean any federal, state, regional, local or foreign law, constitution, rule, statute, ordinance, regulation, order, code, judgment, charge, writ, injunction or decree.

“Leased Real Property” shall have the meaning set forth in Section 1.2(d).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licenses” shall have the meaning set forth in Section 3.16.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar liens arising or incurred in the Ordinary Course if the underlying obligations are not delinquent, (ii) liens for Taxes that arise solely by operation of law but are not yet due and payable; and (iii) liens set forth on Schedule A-5; provided, that none of the foregoing will individually or in the aggregate impair the continued use and operation of the Acquired Assets or materially impair the value or marketability of the Acquired Assets.

“Material Adverse Change” shall mean an event occurred that is or could reasonably be expected to be materially adverse to the Business, the Acquired Assets, or the Assumed Liabilities, including, without limitation, a material reduction in the Company’s revenues, margins or other operating results for the month ending March 31, 2007 as compared to the month ending February 28, 2007, other than as a result of any condition occurring as a result of general economic or financial conditions.

“Material Contracts” shall have the meaning set forth in Section 3.9(a).

“Material Customer” has the meaning set forth in Section 3.21(a).

“Material Supplier” has the meaning set forth in Section 3.21(b).

“Materials of Environmental Concern” shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products or byproducts or constituents thereof, asbestos, or any other material subject to regulation under any Environmental Law.

“Merchant Contracts” shall have the meaning set forth in Section 3.9(c).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“NetBank Name” shall have the meaning set forth in Section 5.15.

“Noncompete Period” shall have the meaning set forth in Section 5.11(b).

“Non-controlling Party” shall have the meaning set forth in Section 9.3(d).

“Objection Notice” shall have the meaning set forth in Section 9.3(b).

“Ordinary Course” shall mean the ordinary course of business of the Seller consistent with past custom and practice (including with respect to frequency and amount).

“Owner” shall mean NetBank, a federal savings bank and the parent company of the Seller.

“PAI” shall have the meaning set forth in the introductory paragraph.

“Parent” shall have the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” shall mean liens for Taxes not yet due and payable, encumbrances of the Leased Real Property and the Real Property Lease which do not prevent Seller from using the Leased Real Property for its present use, liens arising by statute for amounts not yet due and payable and other similar liens and encumbrances which arise in the Ordinary Course.

“Person” shall mean any individual, Business Entity or Governmental Entity.

“Potential Employees” shall have the meaning set forth in Section 10.1(a).

 “Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchase Price” shall have the meaning set forth in Section 1.6.

“Purchased ATMs” shall have the meaning set forth in Section 3.17.

“Purchaser Indemnitees” shall have the meaning set forth in Section 9.1.

“Real Property Lease” shall have the meaning set forth in Section 1.2(d).

“Representatives” shall mean, with respect to any Person, the partners, members, directors, officers, employees, agents or other representatives of such specified Person, including financial advisors, consultants and counsel.

“Response” shall have the meaning set forth in Section 9.3(b).

“Seller” shall have the meaning set forth in the introductory paragraph.

“Seller Financial Statements” shall have the meaning set forth in Section 3.4.

“Seller Indemnitees” shall have the meaning set forth in Section 9.2.

“Seller Intellectual Property” shall have the meaning set forth in Section 3.10(b).

“Seller’s Unlimited Representations” shall have the meaning set forth in Section 9.4(b)

“Taxes” shall mean all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities, including any income, gross receipts, ad valorem, premium, value-added, excise, severance, escheat, stamp, occupation, windfall profits, real property, personal property, sales, use, transfer, transfer gains, withholding, employment, unemployment, insurance, social security, medicare, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, and franchise taxes, imposed by any federal, state, local, or foreign government, or any agency or political subdivision thereof; any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof; any items described in this paragraph that are attributable to another Person but that the Seller is liable to pay by law, by contract, or otherwise; regardless of whether disputed.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.10(b).

“Transfer Taxes” shall have the meaning set forth in Section 5.10(a).